Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Omnibus Stock Incentive Plan (amended May 28, 2020) of Douglas Emmett, Inc. of our reports dated February 14, 2020, with respect to the consolidated financial statements of Douglas Emmett, Inc. and the effectiveness of internal control over financial reporting of Douglas Emmett, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

July 10, 2020